Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-107535
8 7/8% Senior Notes due 2010 CUSIP Nos. 749564 AA 8 and U76218 AA 1
10 7/8% Senior Subordinated Notes due 2012 CUSIP Nos. 749564 AC 4 and U76218 AB 9

R.H. Donnelley Inc.

Prospectus Supplement dated October 29, 2004
to the Prospectus dated August 1, 2003

     The selling security holders table on pages 28-47 of the prospectus, as amended, is hereby further amended to add the information regarding the following entities in the prospectus and their respective amounts of 8 7/8% senior notes due 2010 and 10 7/8% senior subordinated notes due 2012.

	Senior Notes		Senior Subordinated Notes
		Principal Amount of	Principal Amount of	Principal Amount of
	Principal Amount of	Senior Notes	Senior Subordinated	Senior Subordinated
Name of Selling Security Holder	Senior Notes Owned	Offered	Notes Owned	Notes Offered
Credit Suisse First Boston LLC.	$9,400,000	$9,400,000	$16,665,000	$16,665,000
Morgan Stanley & Co. Incorporated[1]	$250,000	$250,000	—	—
RBC Capital Markets Corporation	—	—	$15,000	$15,000

     1 The selling security holder acted as an advisor to Donnelley in connection with the acquisition of Sprint Publishing & Advertising and, in 2003, provided investment banking services in connection with equity private placements, for which it received customary compensation. The selling security holder’s affiliate has been, and in the future may be, a lender under our senior secured credit facility.